Exhibit 23.(i)(1)


               Consent of Ernst & Young LLP, Independent Auditors


   We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-2) and related Prospectus of Swing-N-Slide Corp. for the registration of $4,306,722 10% Convertible Subordinated Debentures due October 15, 2004 and shares of its common stock issuable upon conversion of the 10% Convertible Subordinated Debentures and to the incorporation by reference therein of our report dated January 30, 1996, with respect to the consolidated financial statements and schedules of Swing-N-Slide Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                                          /s/
   Madison, Wisconsin                                ERNST & YOUNG LLP
   May 13, 1996